Consent to be Named as a Director [Nominee]

In connection with the filing by Modulex Modular Building Plc (the "Company") of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") regarding the Business Combination with NASDAQ listed PHP Ventures Acquisition Corp., I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement, proxy statement/prospectus included in such Registration Statement, and any and all amendments and supplements thereto as a future member of the board of directors of the Company, such appointment to commence immediately after the effective time of the business combination described in the proxy statement/prospectus. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: November 26, 2022

GARRY RICHARD STEIN